Exhibit 5.25

CONSENT OF J. PADILLA

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Jose Padilla
By:	Jose Padilla, P. Eng.
Senior Engineering Manager
AMEC FOSTER WHEELER

Dated: March 28, 2018